UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NTN Buzztime, Inc

(Name of Registrant as Specified In Its Charter)

___________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Engagement of Proxy Solicitor

NTN Buzztime, Inc. (our “Company,” “we,” or “our”)has retained Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies in connection with our annual meeting of stockholders to be held on June 7, 2013. Alliance may solicit proxies by telephone, through the mail and by other means. We anticipate the cost of the solicitation services to be approximately $8,000.

Statements During Earnings Call

On May 9, 2013, the Interim Chief Executive Officer, Jeff Berg, spoke during the Company’s earnings call for the three months ended March 31, 2013. The following is a transcript of a portion of Mr. Berg’s presentation:

“Most of you will note that we filed our proxy statement a few weeks ago and in it, we’re asking for shareholder approval to increase the number of authorized shares. The company hasn’t increased its authorized shares in almost ten years and is now approaching its limit on issuing new shares for anything; we can’t use stock for strategic opportunities, investment or any number of other logical reasons. We believe we’re on the cusp of some important new relationships related to the execution of our strategy that we discussed in our 10-K and, while we do not have any plans to issue any stock in connection with these potential relationships if they were to materialize, or any other matters, without an increase in our authorized shares, we’re hamstrung on options we can consider, so I urge you all to vote yes on proposal number three. We have no immediate plans to issue any stock and importantly everyone should feel comfortable that we are very sensitive to shareholder value and accretive transactions, whatever they might be. As the company’s largest shareholder, I also personally feel the same way. We urge everyone to vote yes on the proposal so that we have flexibility in considering and planning for potential future corporate needs and strategic opportunities.”

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of stockholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing of our definitive proxy statement and proxy card to our stockholders on April 26, 2013. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.buzztime.com. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of stockholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Alliance, at 1-866-329-8430.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements also can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “will,” “would,” “could,” and similar terms. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the year ended December 31, 2012. Except as required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.